Exhibit 99.1
NOG Announces Third Quarter 2026 Results
Raises 2026 Production Guidance

HIGHLIGHTS

•Record quarterly production of 156,239 Boe per day (48% oil), a 19% increase from the third quarter of 2025 and a 7.3% increase from the second quarter of 2026
•Record natural gas production of 488,391 Mcf per day, a 39% increase from the third quarter of 2025 and a 5.2% increase from the second quarter of 2026
•GAAP net loss of $111.8 million, record Adjusted EBITDA of $444.5 million, and Adjusted Net Income of $142.2 million, meaningfully improved over the second quarter of 2026. See “Non-GAAP Financial Measures” below
•Cash flow from operations of $397.7 million as compared to $321.6 million in the second quarter of 2026.
•Generated $148.6 million of Free Cash Flow, up 25.0% from the third quarter of 2025. See “Non-GAAP Financial Measures” below
•Capital expenditures of $247.3 million, excluding non-budgeted acquisitions and other
•Completed 19 Ground Game transactions adding over 1,060 net acres and an additional 2.9 net wells for $56.5 million, inclusive of associated development costs
•Retired over $100 million of total debt and achieved a net debt-to-annualized Adjusted EBITDA ratio of sub 1.5x
•Issued $500 million of 7.5% Senior Notes due in 2034
•Repurchased 667,989 shares of common stock at an average price of $23.96, including commissions
•Raised 2026 annual production guidance to a range of 147,000 to 150,000 Boepd

MINNEAPOLIS (BUSINESS WIRE) - November 5, 2026 - Northern Oil and Gas, Inc. (NYSE: NOG) (“NOG” or “Company”) today announced the Company’s third quarter results.

MANAGEMENT COMMENTS

“The third quarter was a record for NOG, and the drivers matter as much as the results. We set new highs for total production, natural gas volumes and Adjusted EBITDA, and generated nearly $150 million of Free Cash Flow even as activity increased across our oil-weighted basins. Our assets are self-funding their own growth and still generating substantial excess cash, and we’re putting that cash to work. We cut total debt by more than $100 million, brought leverage below 1.5 times a quarter ahead of our year-end goal, and continued buying back our own shares,” stated Nick O’Grady, Chief Executive Officer.

“With every region performing, we are raising full-year production guidance while holding our capital budget unchanged. Put simply, we expect to deliver more for the same capital. Our shares, like many in our sector, trade at a deep discount to the value of the assets underneath them. We don’t see that as a setback. We see it as an opportunity which we intend to seize upon. This quarter’s records are not a ceiling. We are a company run by investors, for investors, and we intend to keep delivering like one.”

FINANCIAL RESULTS

Oil and natural gas sales for the third quarter were $697.7 million. Third quarter GAAP net loss was $111.8 million or $1.06 per diluted share, driven by non-cash mark-to-market losses on derivatives. Third quarter Adjusted Net Income was $142.2 million or $1.32 per adjusted diluted share. Adjusted EBITDA in the third quarter was $444.5 million, an 11% increase from the second quarter of 2026, driven primarily by increased production volumes. See “Non-GAAP Financial Measures” below.

PRODUCTION

Third quarter 2026 production averaged 156,239 Boe per day, a 19% increase from the third quarter of 2025. Oil represented approximately 48% of total production in the third quarter at an average of 74,837 Bbls per day. During the quarter, NOG added 23.9 net wells to production, compared to 12.7 net wells in the second quarter, excluding major acquisitions. Year to date, the Company has added 53.7 net wells to production.

Well performance continues to be strong across all of NOG’s basins. Appalachian volumes set another production record as the wells from our completed joint development program in West Virginia continue to outperform and our Utica joint development begins to accelerate activity. Consistent with the first half of 2026, in the third quarter NOG’s Uinta Assets continued to outperform versus internal estimates both on legacy production as well as on the 2026 development program.

PRICING

During the third quarter, NOG’s unhedged net realized oil price was $82.83 per Bbl. The Company’s average differential to WTI prices was $2.84, as compared to $3.03 in the second quarter of 2026 and improved by 27% from the third quarter of 2025. NOG’s unhedged net realized gas price in the third quarter was $2.84 per Mcf, representing a 98% realization compared with Henry Hub pricing. Natural gas realizations have improved meaningfully year to date as Waha pricing has normalized and NGL realizations continue to show strength.

HEDGING

In the third quarter, the Company recorded a non-cash unrealized mark-to-market loss on derivatives of approximately $308.0 million, driven by changes to the value of the Company’s derivatives portfolio. Realized hedge losses were $51.4 million as gains on the Company’s natural gas hedges were more than offset by losses on the Company’s crude oil hedges.

OPERATING COSTS

Lease operating costs were $143.5 million in the third quarter of 2026, or $9.98 per Boe, 2% higher on a per unit basis compared to the third quarter of 2025, driven in part by higher processing costs. Production taxes were $48.3 million in the third quarter of 2026, compared to $28.7 million in the third quarter of 2025 due to higher revenues derived by higher oil prices as well as record gas volumes. Third quarter general and administrative (“G&A”) costs totaled $18.0 million or $1.25 per Boe, as compared to $1.17 per Boe in the third quarter of 2025. The increase was primarily driven by higher general corporate costs to support the Company’s growth initiatives. NOG’s adjusted cash G&A costs, which excludes non-cash share-based compensation and acquisition cost amounts of $4.5 million and $0.9 million, respectively, totaled $12.6 million or $0.88 per Boe in the third quarter, down $0.06 per Boe compared to the second quarter of 2026.

CAPITAL EXPENDITURES AND ACQUISITIONS

Capital expenditures for the third quarter were $247.3 million (excluding non-budgeted acquisitions and other). This was comprised of $190.7 million of total drilling and completion (“D&C”) capital on organic assets, and $56.5 million of Ground Game activity, inclusive of associated development costs. Normalized well costs on the Company’s AFE elections improved 2.9% quarter over quarter averaging approximately $739 per lateral foot in the third quarter, as compared to $761 in the second quarter of 2026. NOG’s Williston Basin spending was 33% of the capital expenditures for the third quarter followed by the Permian at 31%, Appalachian at 16%, the Duvernay at 11% and the Uinta at 9%.

LIQUIDITY AND CAPITAL RESOURCES

NOG had total liquidity of $1.6 billion as of September 30, 2026, consisting of $1,577.0 million of committed borrowing availability under its Revolving Credit Facility and $26.4 million of cash on hand. The Company has a weighted average debt maturity of 5.3 years and its earliest maturity is not until 2029. NOG exited the quarter with a net debt to annualized Adjusted EBITDA ratio of 1.47 times.

In August, NOG issued $500 million of 7.5% Senior Notes due 2034 in an oversubscribed offering. Proceeds of the offering were used to pay down a portion of the outstanding balance under the Company’s revolving credit facility and for general corporate purposes.

In November, the Company completed its semi-annual borrowing base redetermination under its reserves-based revolving credit facility (the “Facility”). In connection with the redetermination, the elected commitment and borrowing base remain unchanged at $1.8 billion and $1.975 billion, respectively.

SHAREHOLDER RETURNS

In August 2026, the Company’s board of directors declared a cash dividend on the Company’s common stock in the amount of $0.45 per share. The dividend was paid on October 30, 2026, to stockholders of record as of the close of business on September 29, 2026.

In November 2026, the Company’s board of directors declared a cash dividend on the Company’s common stock in the amount of $0.45 per share. The dividend will be paid on January 29, 2027, to stockholders of record as of the close of business on December 30, 2026.

During the third quarter, the Company repurchased 667,989 shares of its common stock at an average price of $23.96, including commissions.

In July 2026, NOG’s Board of Directors authorized a $150.0 million increase to the Company’s common stock repurchase program, which provides a current total repurchase capacity of approximately $227.2 million as of September 30, 2026.

2026 ANNUAL GUIDANCE

NOG is raising its annual production guidance for the year to reflect outperformance in the third quarter. The Company is maintaining its Capital Expenditures budget guidance but expects Cap Ex to trend toward the high-end of the range based on current activity levels. Ranges for operating costs, production taxes and cash G&A have been adjusted to reflect costs incurred year to date. Ranges for oil differentials and gas realizations have been adjusted for year to date actuals and expectations for the fourth quarter.

	Previous Guidance (August 2026)	Revised FY 2026 Guidance
Annual Production (2-stream, Boe per day)	143,000 - 148,000	147,000 - 150,000
Annual Oil Production (Bbls per day)	71,500 - 73,500	71,750 - 73,500
Total Budgeted Capital Expenditures ($ in millions)	$850 - $900	$850 - $900
Net Total Wells Turned-in-Line	74.0 - 76.0	74.0 - 76.0

Operating Expenses and Differentials
LOE/Production Expenses (per Boe)	$9.70 - $9.80	$9.75 - $9.85
Production Taxes (as a percentage of Oil & Gas Sales)	7.5% - 8.0%	7.00% - 7.25%
Oil Differential to NYMEX WTI (per Bbl)	($5.00 - $5.40)	($4.00 - $4.50)
Gas Realization as a Percentage of NYMEX Henry Hub (per Mcf)	70.0% - 75.0%	77.5% - 82.5%
DD&A Rate (per Boe)	$15.00 - $15.50	$15.00 - $15.50

General and Administrative Expense (per Boe):
Non-Cash	$0.25 - $0.30	$0.25 - $0.30
Cash (excluding transaction costs on non-budgeted acquisitions)	$0.83 - $0.86	$0.85 - $0.90

THIRD QUARTER 2026 RESULTS

The following tables set forth selected operating and financial data for the periods indicated.

	Three Months Ended September 30,
	2026	2025	% Change
Net Production:
Oil (MBbl)	6,885	6,656	3%
Natural Gas (MMcf)	44,932	32,407	39%
Total (MBoe)	14,374	12,057	19%

Average Daily Production:
Oil (Bbl)	74,837	72,348	3%
Natural Gas (Mcf)	488,391	352,250	39%
Total (Boe)	156,239	131,054	19%

Average Sales Prices:
Oil (per Bbl)	$82.83	$61.08	36%
Effect of Gain (Loss) on Settled Oil Derivatives on Average Price (per Bbl)	(10.51)	4.78	(320)%
Oil Net of Settled Oil Derivatives (per Bbl)	72.32	65.86	10%

Natural Gas and NGLs (per Mcf)	2.84	2.52	13%
Effect of Gain on Settled Natural Gas Derivatives on Average Price (per Mcf)	0.47	0.73	(36)%
Natural Gas and NGLs Net of Settled Natural Gas and NGL Derivatives (per Mcf)	3.31	3.25	2%

Realized Price on a Boe Basis Excluding Settled Commodity Derivatives	48.54	40.49	20%
Effect of Gain (Loss) on Settled Commodity Derivatives on Average Price (per Boe)	(3.58)	4.59	(178)%
Realized Price on a Boe Basis Including Settled Commodity Derivatives	44.96	45.08	—%

Costs and Expenses (per Boe):
Production Expenses	$9.98	$9.81	2%
Production Taxes	3.36	2.38	41%
General and Administrative Expenses	1.25	1.17	7%
Depletion, Depreciation, Amortization and Accretion	14.47	16.53	(12)%

Net Producing Wells at Period End	1,391.2	1,174.2	18%

HEDGING UPDATE

NOG hedges portions of its expected production volumes to increase the predictability of its cash flow and to help maintain a strong financial position. The following table summarizes NOG’s open crude oil commodity derivative contracts scheduled to settle after September 30, 2026.

	Crude Oil Commodity Derivative Swaps(1)		Crude Oil Commodity Derivative Collars
Contract Period	Volume (Bbls/Day)	Weighted Average Price ($/Bbl)	Collar Sub-Floor Volume (Bbls/Day)	Collar Floor Volume (Bbls/Day)	Collar Ceiling Volume (Bbls/Day)	Weighted Average Sub-Floor Price ($/Bbl)	Weighted Average Floor Price ($/Bbl)	Weighted Average Ceiling Price ($/Bbl)
2026(1)
Q4	19,745	68.26	2,250	19,187	26,680	47.22	62.34	71.44
2027(1)
Q1	12,375	$72.14	5,000	9,250	9,250	$47.50	$63.81	$77.64
Q2	9,950	70.49	5,500	9,750	9,750	48.64	64.13	76.88
Q3	5,500	70.50	3,421	6,842	6,842	50.85	66.46	78.80
Q4	5,500	70.50	3,000	6,000	6,000	51.67	67.43	79.82
2028(1)
Q1	500	$70.04	—	—	—	$—	$—	$—
Q2	500	70.04	—	—	—	—	—	—
Q3	500	70.04	—	—	—	—	—	—
Q4	500	70.04	—	—	—	—	—	—
2029(1)
Q1	500	$70.04	—	—	—	$—	$—	$—
Q2	500	70.04	—	—	—	—	—	—
Q3	500	70.04	—	—	—	—	—	—
Q4	500	70.04	—	—	—	—	—	—
_____________
(1)Includes derivative contracts entered into as of October 27, 2026. This table does not include volumes subject to swaptions and call options, which are crude oil derivative contracts NOG has entered into which may increase swapped volumes at the option of NOG’s counterparties. This table also does not include basis swaps.

The following table summarizes NOG’s open natural gas commodity derivative contracts scheduled to settle after September 30, 2026.

	Natural Gas Commodity Derivative Swaps(1)		Natural Gas Commodity Derivative Collars
Contract Period	Volume (MMBTU/Day)	Weighted Average Price ($/MMBTU)	Collar Floor Volume (MMBTU/Day)	Collar Ceiling Volume (MMBTU/Day)	Weighted Average Floor Price ($/MMBTU)	Weighted Average Ceiling Price ($/MMBTU)
2026(1)
Q4	131,685	4.16	160,214	160,214	3.35	5.03
2027(1)
Q1	79,167	$3.98	67,500	67,500	$3.00	$4.85
Q2	80,879	3.98	55,604	55,604	3.00	4.44
Q3	80,000	3.98	55,000	55,000	3.00	4.44
Q4	64,783	3.94	39,837	39,837	3.04	4.41
2028(1)
Q1	28,077	$3.83	9,890	9,890	$3.50	$4.17
Q2	20,220	3.83	10,110	10,110	3.50	4.17
Q3	20,000	3.83	10,000	10,000	3.50	4.17
Q4	16,630	3.85	10,000	10,000	3.50	4.07
2029(1)
Q1	—	$—	9,889	9,889	$3.50	$3.88
Q2	—	—	10,110	10,110	3.50	3.88
Q3	—	—	10,000	10,000	3.50	3.88
Q4	—	—	6,630	6,630	3.50	3.88
_____________
(1)Includes derivative contracts entered into as of October 27, 2026. This table does not include volumes subject to swaptions and call options, which are natural gas derivative contracts NOG has entered into which may increase swapped volumes at the option of NOG’s counterparties. This table also does not include basis swaps.

The following table summarizes NOG’s open NGL commodity derivative contracts scheduled to settle after September 30, 2026.

Natural Gas Liquids Commodity Derivative Swaps(1)
	Swaps
Contract Period	Volume (BBL/Day)	Weighted Average Price ($/BBL)
2026(1)
Q4	875	33.32
2027(1)
Q1	725	$32.30
Q2	650	30.73
Q3	625	30.69
Q4	575	30.87
_____________
(1)Includes derivative contracts entered into as of October 27, 2026.

The following table presents NOG’s settlements on commodity derivative instruments and unsettled gains and losses on open commodity derivative instruments for the periods presented, which is included in the revenue section of NOG’s statement of operations:

	Three Months Ended September 30,
(In thousands)	2026	2025
Cash Received (Paid) on Settled Derivatives, Net	$(51,403)	$55,390
Non-Cash Mark-to-Market Gain (Loss) on Derivatives	(308,047)	15,379
Gain (Loss) on Commodity Derivatives, Net	$(359,450)	$70,769

CAPITAL EXPENDITURES & DRILLING ACTIVITY

(In thousands, except for net well data and dollars per foot)	Three Months Ended September 30, 2026
Capital Expenditures Incurred:
Organic Drilling and Development Capital Expenditures	$190,739
Ground Game Acquisition Capital Expenditures, Inclusive of Development Costs	$56,515
Other	$4,947
Non-Budgeted Acquisitions	$8,272

Net Wells Added to Production	23.9

Net Producing Wells (Period-End)	1,391.2

Net Wells in Process (Period-End)	45.8

Weighted Average Gross AFE for Wells Elected to	$10,610
Weighted Average Gross AFE for Wells Elected to, normalized for lateral length ($ per foot)	$739

THIRD QUARTER 2026 EARNINGS RELEASE CONFERENCE CALL

In conjunction with NOG’s release of its financial and operating results, investors, analysts and other interested parties are invited to listen to a conference call with management on Friday, November 6, 2026 at 8:00 a.m. Central Time.

Those wishing to listen to the conference call may do so via webcast or phone as follows:

Webcast: https://events.q4inc.com/attendee/139482049
Dial-In Number: (833) 461-5787 (US/Canada) and (585) 542-9983 (International)
Conference ID: 139482049 - NOG Third Quarter 2026 Earnings Conference Call
Replay Dial-In Number: (833) 309-1852 (US/Canada) and (929) 828-5978 (International)
Replay Access Code: 139482049 - Replay will be available through November 5, 2027

ABOUT NOG

Northern Oil and Gas (NOG) is the largest publicly traded dedicated non-operator in the United States, built on a differentiated strategy of acquiring non-operated minority working interests and mineral rights across the premier basins of North America. By combining deep industry relationships with disciplined capital allocation, NOG has built a scaled, diversified portfolio that generates durable production and strong cash flow for its shareholders. More information about NOG can be found at www.noginc.com.

SAFE HARBOR

This press release contains forward-looking statements regarding future events and future results that are subject to the safe harbors created under the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this release regarding NOG’s financial position, operating and financial performance, business strategy, dividend plans and practices, plans and objectives of management for future operations, industry conditions, indebtedness covenant compliance, capital expenditures, production, cash flow, borrowing base under NOG’s Revolving Credit Facility, NOG’s intention or ability to pay or increase dividends on its capital stock, and impairment are forward-looking statements. When used in this release, forward-looking statements are generally accompanied by terms or phrases such as “estimate,” “project,” “predict,” “believe,” “expect,” “continue,” “anticipate,” “target,” “could,” “plan,” “intend,” “seek,” “goal,” “will,” “should,” “may” or other words and similar expressions that convey the uncertainty of future events or outcomes. Items contemplating or making assumptions about actual or potential future production, sales, market size, collaborations, cash flows, and trends or operating results also constitute such forward-looking statements.

Forward-looking statements involve inherent risks and uncertainties, and important factors (many of which are beyond NOG’s control) that could cause actual results to differ materially from those set forth in the forward-looking statements, including the following: changes in crude oil and natural gas prices, the pace of drilling and completions activity on NOG’s current properties and properties pending acquisition; infrastructure constraints and related factors affecting NOG’s properties; general economic or industry conditions, whether internationally, nationally and/or in the communities in which NOG conducts business, including any future economic downturn, cost inflation, supply chain disruptions, the impact of continued or further inflation, disruption in the financial markets, changes in the interest rate environment and actions taken by OPEC and other oil producing countries as it pertains to the global supply and demand of, and prices for, crude oil, natural gas and NGLs; ongoing legal disputes over, and potential shutdown of, the Dakota Access Pipeline; NOG’s ability to identify and consummate additional development opportunities and potential or pending acquisition transactions, the projected capital efficiency savings and other operating efficiencies and synergies resulting from NOG’s acquisition transactions, integration and benefits of property acquisitions, or the effects of such acquisitions on NOG’s cash position and levels of indebtedness; changes in NOG’s reserves estimates or the value thereof; disruption to NOG’s business due to acquisitions and other significant transactions; changes in local, state, and federal laws, regulations or policies that may affect NOG’s business or NOG’s industry (such as the effects of tax law changes, and changes in environmental, health, and safety regulation and regulations addressing climate change, and trade policy and tariffs), and similar changes in foreign jurisdictions where NOG currently operates or in the future may operate, including Canada; conditions of the securities markets; exchange rate fluctuations; risks associated with NOG’s 3.625% convertible senior notes due 2029 (the “Convertible Notes”), including the potential impact that the Convertible Notes may have on NOG’s financial position and liquidity, potential dilution, and that provisions of the Convertible Notes could delay or prevent a beneficial takeover of NOG; the potential impact of the capped call transactions undertaken in tandem with the Convertible Notes issuances, including counterparty risk; increasing attention to environmental, social and governance matters; NOG’s ability to raise or access capital on acceptable terms; cyber-incidents could have a material adverse effect on NOG’s business, financial condition or results of operations; changes in accounting principles, policies or guidelines; events beyond NOG’s control, including a global or domestic health crisis, acts of terrorism, political or economic instability or armed conflict in oil and gas producing regions and shipping channels, including the joint U.S.-Israel strikes on Iran, continued instability in the Middle East and the effects of any changes to conditions in or impacting Venezuela; and other economic, competitive, governmental, regulatory and technical factors affecting NOG’s operations, products and prices. Additional information concerning potential factors that could affect future results is included in the section entitled “Item 1A. Risk Factors” and other sections of NOG’s most recent Annual Report on Form 10-K for the year ended December 31, 2025, and Quarterly Report on Form 10-Q, as updated from time to time in amendments and subsequent reports filed with the SEC, which describe factors that could cause NOG’s actual results to differ from those set forth in the forward-looking statements.

NOG has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond NOG’s control. Accordingly, results actually achieved may differ materially from expected results described in these statements. NOG does not undertake, and specifically disclaims, any duty to update or revise any forward-looking statements, except as may be required by the federal securities laws.

CONTACT:

Evelyn Infurna
Vice President of Investor Relations
952-476-9800
ir@northernoil.com

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except share and per share data)	2026	2025	2026	2025
Revenues
Oil and Gas Sales	$697,693	$482,243	$1,908,344	$1,633,564
Gain (Loss) on Commodity Derivatives, Net	(359,450)	70,769	(828,324)	221,350
Other Revenues	7,662	3,625	16,149	10,631
Total Revenues	345,905	556,637	1,096,169	1,865,545

Operating Expenses
Production Expenses	143,481	118,316	400,317	353,786
Production Taxes	48,312	28,688	132,354	100,373
General and Administrative Expenses	18,005	14,102	65,708	44,210
Legal Settlement Expense	—	—	—	33,091
Depletion, Depreciation, Amortization and Accretion	207,930	199,351	597,913	610,783
Impairment of Oil and Gas Assets	—	318,674	268,276	434,250
Other Expenses	5,034	3,267	10,805	9,366
Total Operating Expenses	422,762	682,398	1,475,373	1,585,859

Income (Loss) From Operations	(76,857)	(125,761)	(379,204)	279,686

Other Income (Expense)
Interest Expense, Net	(43,740)	(42,910)	(127,767)	(130,649)
Gain (Loss) on Unsettled Interest Rate Derivatives, Net	1,231	(131)	4,271	(274)
Loss on Foreign Currency Transactions	(458)	—	(5,113)	—
Loss on Extinguishment of Debt	—	—	(14)	—
Loss on Contingent Consideration	(5,637)	—	(2,955)	—
Total Other Expense, Net	(48,604)	(43,041)	(131,578)	(130,923)

Income (Loss) Before Income Taxes	(125,461)	(168,802)	(510,782)	148,763

Income Tax Expense (Benefit)	(13,656)	(39,728)	(112,758)	39,270

Net Income (Loss)	$(111,805)	$(129,074)	$(398,024)	$109,493

Net Income (Loss) Attributable to Common Stockholders	$(111,805)	$(129,074)	$(398,024)	$109,493

Net Income (Loss) Per Common Share – Basic	$(1.06)	$(1.33)	$(3.85)	$1.12
Net Income (Loss) Per Common Share – Diluted	$(1.06)	$(1.33)	$(3.85)	$1.10
Weighted Average Common Shares Outstanding – Basic	105,942,922	97,123,889	103,466,227	97,909,414
Weighted Average Common Shares Outstanding – Diluted	105,942,922	97,123,889	103,466,227	99,405,539

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except share and per share data)	2026	2025	2026	2025
Net Income (Loss)	$(111,805)	$(129,074)	$(398,024)	$109,493
Other Comprehensive Loss:
Foreign Currency Translation Adjustment	(795)	—	(3,959)	—
Total Other Comprehensive Loss	(795)	—	(3,959)	—
Comprehensive Income (Loss)	$(112,600)	$(129,074)	$(401,983)	$109,493

CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

(In thousands, except par value and share data)	September 30, 2026	December 31, 2025
Assets
Current Assets:
Cash and Cash Equivalents	$26,420	$14,299
Accounts Receivable, Net	413,826	349,927
Advances, Prepaid Expenses, and Other	29,160	37,061
Derivative Instruments	13,960	166,678
Income Tax Receivable	18,804	18,066
Total Current Assets	502,170	586,031

Property and Equipment:
Oil and Natural Gas Properties, Full Cost Method of Accounting
Proved	12,693,634	11,441,786
Unproved	297,796	86,034
Less – Accumulated Depletion and Impairment	(7,646,679)	(6,784,649)
Total Oil and Natural Gas Properties, Net	5,344,751	4,743,171
Other Property and Equipment, Net	2,227	3,196
Total Property and Equipment, Net	5,346,978	4,746,367

Derivative Instruments	838	3,036
Other Noncurrent Assets, Net	13,888	73,941

Total Assets	$5,863,874	$5,409,375

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts Payable	$208,422	$218,620
Accrued Liabilities and Other	449,819	320,673
Derivative Instruments	199,588	—
Total Current Liabilities	857,829	539,293

Long-term Debt, Net	2,616,224	2,395,393
Deferred Tax Liability	134,395	247,645
Derivative Instruments	362,295	48,102
Contingent Consideration	12,131	—
Asset Retirement Obligations	56,349	50,831
Other Noncurrent Liabilities	1,371	1,770

Total Liabilities	$4,040,594	$3,283,034

Commitments and Contingencies

Stockholders’ Equity
Common Stock, Par Value $0.001; 270,000,000 Shares Authorized; 105,897,210 Shares Outstanding at 9/30/2026 97,265,559 Shares Outstanding at 12/31/2025	508	499
Additional Paid-In Capital	1,743,476	1,644,563
Retained Earnings	83,255	481,279
Accumulated Other Comprehensive Loss	(3,959)	—

Total Stockholders’ Equity	1,823,280	2,126,341
Total Liabilities and Stockholders’ Equity	$5,863,874	$5,409,375

Non-GAAP Financial Measures

Adjusted Net Income, Adjusted EBITDA and Free Cash Flow are non-GAAP measures. NOG defines Adjusted Net Income as income before income taxes, excluding (i) (gain) loss on unsettled commodity derivatives, net of tax, (ii) (gain) loss on extinguishment of debt, net of tax, (iii) contingent consideration (gain) loss, net of tax, (iv) acquisition transaction costs, net of tax, (v) (gain) loss on unsettled interest rate derivatives, net of tax, (vi) (gain) loss on foreign currency transactions and (vii) impairment of long-lived assets, net of tax. NOG defines Adjusted EBITDA as net income before (i) interest expense, (ii) income taxes, (iii) depreciation, depletion, amortization and accretion, (iv) non-cash stock-based compensation expense, (v) (gain) loss on extinguishment of debt, (vi) contingent consideration (gain) loss (vii) acquisition transaction costs, (viii) (gain) loss on unsettled interest rate derivatives, (ix) (gain) loss on unsettled commodity derivatives, (x) (gain) loss on foreign currency transactions, (xi) impairment of long-lived assets, and (xii) other non-cash adjustments. NOG defines Free Cash Flow as cash flows from operations before changes in working capital and other items, less (i) capital expenditures, excluding non-budgeted acquisitions and changes in accrued capital expenditures and other items. A reconciliation of each of these measures to the most directly comparable GAAP measure is included below.

Management believes the use of these non-GAAP financial measures provides useful information to investors to gain an overall understanding of current financial performance. Management believes Adjusted Net Income and Adjusted EBITDA provide useful information to both management and investors by excluding certain expenses and unrealized commodity gains and losses that management believes are not indicative of NOG’s core operating results. Management believes that Free Cash Flow is useful to investors as a measure of a company’s ability to internally fund its budgeted capital expenditures, to service or incur additional debt, and to measure success in creating stockholder value. In addition, these non-GAAP financial measures are used by management for budgeting and forecasting as well as subsequently measuring NOG’s performance, and management believes it is providing investors with financial measures that most closely align to its internal measurement processes. The non-GAAP financial measures included herein may be defined differently than similar measures used by other companies and should not be considered an alternative to, or more meaningful than, the comparable GAAP measures. From time to time NOG provides forward-looking Free Cash Flow estimates or targets; however, NOG is unable to provide a quantitative reconciliation of the forward looking non-GAAP measure to its most directly comparable forward looking GAAP measure because management cannot reliably quantify certain of the necessary components of such forward looking GAAP measure. The reconciling items in future periods could be significant.

Reconciliation of Adjusted Net Income

	Three Months Ended September 30,
(In thousands, except share and per share data)	2026	2025
Loss Before Income Taxes	$(125,461)	$(168,802)
Add:
Impact of Selected Items:
Acquisition Transaction Costs	902	165
(Gain) Loss on Unsettled Commodity Derivatives	308,047	(15,379)
(Gain) Loss on Unsettled Interest Rate Derivatives	(1,231)	131
Loss on Contingent Consideration	5,637	—
Loss on Foreign Currency Transactions	458	—
Impairment of Oil and Gas Assets	—	318,674
Adjusted Income Before Adjusted Income Tax Expense	188,352	134,789

Adjusted Income Tax Expense (1)	(46,146)	(33,023)

Adjusted Net Income (non-GAAP)	$142,206	$101,766

Weighted Average Shares Outstanding – Basic	105,942,922	97,123,889
Weighted Average Shares Outstanding – Diluted	105,942,922	97,123,889
Add:
Dilutive Effect of Restricted Stock and Contingently Issuable Shares (2)	1,973,782	1,721,481
Weighted Average Shares Outstanding – Adjusted Diluted	107,916,704	98,845,370

Income Before Income Taxes Per Common Share – Basic	$(1.18)	$(1.74)
Add:
Impact of Selected Items	2.96	3.13
Impact of Income Tax	$(0.44)	$(0.34)
Adjusted Net Income Per Common Share – Basic	$1.34	$1.05

Income Before Income Taxes Per Common Share – Adjusted Diluted	$(1.16)	$(1.71)
Add:
Impact of Selected Items	2.91	3.07
Impact of Income Tax	(0.43)	(0.33)
Adjusted Net Income Per Common Share – Adjusted Diluted	$1.32	$1.03
______________
(1)For the three months ended September 30, 2026 and September 30, 2025, this represents a tax impact using an estimated tax rate of 24.5%.
(2)Weighted average shares outstanding - diluted, on a GAAP basis, does not include the dilutive effect of restricted stock and contingently issuable shares when the Company is in a loss position. As a result, for purposes of this calculation, the Company includes the dilutive shares attributable to the restricted stock and contingently issuable shares.

Reconciliation of Adjusted EBITDA

	Three Months Ended September 30,
(In thousands)	2026	2025
Net Loss	$(111,805)	$(129,074)
Add:
Interest Expense, Net	43,740	42,975
Income Tax Benefit	(13,656)	(39,728)
Depreciation, Depletion, Amortization and Accretion	207,930	199,351
Non-Cash Stock-Based Compensation	4,455	4,016
Other Adjustments	—	6,000
Acquisition Transaction Costs	902	165
(Gain) Loss on Unsettled Commodity Derivatives	308,047	(15,379)
(Gain) Loss on Unsettled Interest Rate Derivatives	(1,231)	131
Loss on Contingent Consideration	5,637	—
Loss on Foreign Currency Transactions	458	—
Impairment of Oil and Gas Assets	—	318,674
Adjusted EBITDA	$444,477	$387,131

Reconciliation of Free Cash Flow

	Three Months Ended September 30,
(In thousands)	2026	2025
Net Cash Provided by Operating Activities	$397,699	423,120
Changes in Working Capital and Other Items	2,158	(30,295)
Less: Capital Expenditures (1)	(251,298)	(273,931)
Free Cash Flow	$148,559	$118,894
_______________
(1)    Capital expenditures are calculated as follows:

	Three Months Ended September 30,
(In thousands)	2026	2025
Cash Paid for Capital Expenditures	$239,191	352,339
Changes in Non-Budgeted Acquisitions, inclusive of Acquisition Transaction Costs	1,735	(79,536)
Changes in Accrued Capital Expenditures and Other	10,372	1,128
Capital Expenditures	$251,298	$273,931